UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 5, 2026

MITESCO, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53601	87-0496850
(State or another jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Beachland Blvd., Suite 1377
Vero Beach, Florida 32963

(Address of principal executive offices) (Zip Code)

(844) 383-8689

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 5, 2026, the majority of the holders of its Series X Preferred shares, with over 54% of votes available, approved the amendment of its Certificate of Designation to increase the authorized shares from five hundred million (500,000,000) to one billion (1,000,000,000). The Board of Directors has approved this action and is taking all steps necessary to implement the change. The Company will file an information statement as soon as practical informing the shareholders of the change. The Company currently has approximately 60 million shares outstanding and around 20 million shares in the float.

Item 3.02 Unregistered Sales of Equity Securities.

Series X Preferred Stock issuance for compensation

On November 5, 2026 the Board of Directors approved the issuance of additional shares of its Series X Preferred stock to its three (3) directors and one (1) existing holder as consideration for work on its acquisition matters. Mack Leath was issued an additional 4,800 shares bringing his total Series X Preferred holdings to 12,000 shares. Brian Valania was issued an additional 4,800 shares bringing his total Series X Preferred holdings to 12,000 shares. Frank Panunto was issued an additional 4,800 shares bringing his total Series X Preferred holdings to 12,000 shares. Anglo Irish Management, LLC was issued an additional 4,800 shares bringing their total holdings of Series X Preferred shares to 43,103 shares.

As a result of this issuance the Company now has 91,103 shares of its 10% Series X Cumulative Redeemable Perpetual Preferred Stock (the “Series X Preferred Stock”) outstanding. The Series X Preferred Stock has a par value of $0.01 per share, no stated maturity, a liquidation preference of $25.00 per share, and will not be subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless the Company decides to redeem or otherwise repurchase the Series X Preferred Stock; the Series X Preferred Stock is not redeemable prior to November 4, 2020. The Series X Preferred Stock will rank senior to all classes of the Company’s common and preferred stock and accrues dividends at the rate of 10% per annum on $25.00 per share. Beginning in October 2024, the Company elected to use the closing stock price on the 15th of each month to determine the number of shares to be issued in payment of the dividend. Each one share of the Series X Preferred Stock is entitled to 400 votes on all matters submitted to a vote of our shareholders, and as of the date of this filing the holders of its Series X Preferred shares have over 5% voting control of the Company’s stock.

As a result of these issuances the Board of Directors has sufficient shares votes in aggregate for approximately 25% of the share votes available, while Anglo Irish Management, LLC has approximately 24% of the share votes available. Five (5) of the holders, including a former Board member, have voting control for any matters requiring approval with over 54% of the votes available. When the other Series X Preferred holders are included the group made up of all Series X Preferred holders has in total voting rights for over 57% of the shares available to vote.

The securities described have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2026 the Board of Directors approved the issuance of additional shares of its Series X Preferred stock to its three (3) directors. Mack Leath was issued an additional 4,800 shares bringing his total Series X Preferred holdings to 12,000 shares. Brian Valania was issued an additional 4,800 shares bringing his total Series X Preferred holdings to 12,000 shares. Frank Panunto was issued an additional 4,800 shares bringing his total Series X Preferred holdings to 12,000 shares.

Item 8.01 Other Events.

The Company continues discussions with a number of acquisition candidates and the restructuring of its Bridge notes and Series A Preferred shares. The change in the number of authorized shares of its common stock was not related to any particular transaction or event.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 6, 2026	MITESCO, INC.

	By:	/s/ Mack Leath
Mack Leath
Chairman and CEO

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